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Exhibit 23.1

Consent of Independent Auditors

        We consent to the use of our report dated February 20, 2003, included in the Annual Report on Form 10-K of Fog Cutter Capital Group Inc. for the year ended December 31, 2002, with respect to the consolidated financial statements, as amended, included in this Form 10-K/A.

/s/ ERNST & YOUNG LLP

Los Angeles, California
July 30, 2003

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Consent of Independent Auditors